Exhibit 10.2

CORPORATE INTEGRITY AGREEMENT

BETWEEN THE

OFFICE OF INSPECTOR GENERAL

OF THE

DEPARTMENT OF HEALTH AND HUMAN SERVICES

AND

AMEDISYS, INC. AND AMEDISYS HOLDING, LLC

I.	PREAMBLE

Amedisys, Inc. and Amedisys Holding, LLC (collectively, “Amedisys”) hereby enter into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, Amedisys is entering into a Settlement Agreement with the United States.

Amedisys has maintained a voluntary compliance program for many years. The Compliance Program currently includes, among other things, a Chief Compliance Officer, a Compliance Committee, a Code of Conduct, written policies and procedures, a disclosure program that allows for the confidential disclosure and investigation of potential compliance violations, screening measures for Ineligible Persons (as defined below), regular compliance training for employees, various compliance auditing programs, oversight from Amedisys’s Board of Directors, and compliance risk evaluation and mitigation procedures. Amedisys represents that its compliance program was and continues to be aimed at Amedisys’s goal of promoting the highest standards of professionalism, ethics, and integrity in the delivery of care and the conduct of Amedisys’s business practices. Amedisys will continue to operate its compliance program throughout the term of this CIA, may modify its compliance program when it deems appropriate (subject to the terms of this CIA), and will ensure that its compliance program complies with this CIA.

II.	TERM AND SCOPE OF THE CIA

A. The period of the compliance obligations assumed by Amedisys under this CIA shall be five years from the effective date of this CIA. The “Effective Date” shall be the date on which the final signatory of this CIA executes this CIA. Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

B. Sections VII, X, and XI shall expire no later than 120 days after OIG’s receipt of: (1) Amedisys’s final annual report; or (2) any additional materials submitted by Amedisys pursuant to OIG’s request, whichever is later.

C. The scope of this CIA shall be governed by the following definitions:

1.	“Covered Persons” includes:

a.	all owners of Amedisys who are natural persons (other than shareholders who: (1) have an ownership interest of less than 5% and (2) acquired the ownership interest through public trading), officers, directors, and employees of Amedisys; and

b.	all contractors, subcontractors, agents, and other persons who provide patient care items or patient care services or who perform billing or coding functions on behalf of Amedisys, excluding vendors whose sole connection with Amedisys is selling or otherwise providing medical supplies or equipment to Amedisys and who do not bill the Federal health care programs for such medical supplies or equipment.

Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year.

2. “Relevant Covered Persons” includes Covered Persons involved in the delivery of patient care items or services to patients receiving home health benefits, the preparation or submission of such claims for reimbursement from any Federal health care program, and/or the internal review or auditing of such claims submitted to any Federal health care program.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

3. “Covered Administrators” includes Covered Persons who are an administrator of a home health care center, currently titled Directors of Operations within the Amedisys system.

4. “Home health care center” includes any site or location from which Amedisys provides home health services.

III.	CORPORATE INTEGRITY OBLIGATIONS

Amedisys shall maintain a Compliance Program that includes the following elements:

A. Compliance Officer and Committee

1. Compliance Officer. Amedisys has a Compliance Officer and shall maintain a Compliance Officer for the term of the CIA. The Compliance Officer shall continue to be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Compliance Officer shall continue to be a member of senior management of Amedisys, shall report directly to the Chief Executive Officer of Amedisys, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Amedisys (or a Committee of the Board), and shall be authorized to report on such matters to the Board of Directors at any time. Written documentation of the Compliance Officer’s reports to the Board of Directors shall be made available to OIG upon request. The Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer. The Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Amedisys as well as for any reporting obligations created under this CIA. Any noncompliance job responsibilities of the Compliance Officer shall be limited and must not interfere with the Compliance Officer’s ability to perform the duties outlined in this CIA.

Amedisys shall report to OIG, in writing, any change in the identity of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within five days after such a change.

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2. Compliance Committee. Amedisys has a Compliance Committee. The Compliance Committee shall, at a minimum, include the Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as billing, clinical, human resources, audit, and operations). The Compliance Officer shall chair the Compliance Committee and the Committee shall support the Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the Amedisys’s risk areas and shall oversee monitoring of internal and external audits and investigations). The Compliance Committee shall meet at least quarterly. The minutes of the Compliance Committee meetings shall be made available to OIG upon request.

Amedisys shall report to OIG, in writing, any changes in the composition of the Compliance Committee, or any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

3. Board of Directors Compliance Obligations. The Amedisys Board of Directors, acting through its Compliance and Ethics Committee (Committee), shall be responsible for the review and oversight of matters related to compliance with Federal health care program requirements and the obligations of this CIA. The Committee must include independent (i.e., non-executive) members.

The Committee shall, at a minimum, be responsible for the following:

a.	meeting at least quarterly to review and oversee Amedisys’s Compliance Program, including but not limited to the performance of the Compliance Officer and Compliance Committee; and

b.	for each Reporting Period of the CIA, adopting a resolution, signed by each member of the Committee summarizing its review and oversight of Amedisys’s compliance with Federal health care program requirements and the obligations of this CIA.

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At minimum, the resolution shall include the following language:

“The Board of Directors’ Compliance and Ethics Committee has made a reasonable inquiry into the operations of Amedisys’s Compliance Program including the performance of the Compliance Officer and the Compliance Committee. Based on its inquiry and review, the Board’s Compliance and Ethics Committee has concluded that, to the best of its knowledge, Amedisys has implemented an effective Compliance Program to meet Federal health care program requirements and the obligations of the CIA.”

If the Committee is unable to provide such a conclusion in the resolution, the Committee shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at Amedisys.

Amedisys shall report to OIG, in writing, any changes in the composition of the Committee, or any actions or changes that would affect the Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

4. Management Accountability and Certifications. Amedisys shall continue to make compliance a component of each Covered Administrators’ performance evaluation. In addition to the responsibilities set forth in this CIA for all Covered Persons, all Covered Administrators are specifically expected to continue to monitor and oversee activities within their areas of authority and shall annually certify in writing or electronically that, to the best of their knowledge, their facility or functional area is in material compliance with applicable Federal health care program requirements and the obligations of this CIA.

For each Reporting Period, each Covered Administrator shall certify in writing or electronically that: “I have been trained on and understand the compliance requirements and responsibilities as they relate to [insert name of care center], an area under my supervision. My job responsibilities include ensuring compliance with regard to the [insert name of care center]. To the best of my knowledge, except as otherwise described herein, the [insert name of care center] is in material compliance with applicable Federal health care program requirements and the obligations of the CIA.”

If any Covered Administrator is unable to provide such a conclusion in the certification, the Covered Administrator shall include in the certification a written explanation of the reasons why he or she is unable to provide the conclusion and the steps being taken to address the issue(s) identified in the certification.

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B. Written Standards

1. Code of Conduct. Amedisys has developed and implemented a written Code of Conduct. Within 90 days after the Effective Date, Amedisys shall distribute the Code of Conduct to all Covered Persons. Amedisys shall continue to make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, set forth:

a.	Amedisys’s commitment to full compliance with all Federal health care program requirements, including its commitment to prepare and submit accurate claims consistent with such requirements;

b.	Amedisys’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Amedisys’s own Policies and Procedures;

c.	the requirement that all of Amedisys’s Covered Persons shall be expected to report to the Compliance Officer, or other appropriate individual designated by Amedisys, suspected violations of any Federal health care program requirements or of Amedisys’s own Policies and Procedures; and

d.	the right of all individuals to use the Disclosure Program described in Section III.F, and Amedisys’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

Within 120 days after the Effective Date, each Covered Person shall certify, in writing or in electronic form, that he or she has received, read, understood, and shall abide by Amedisys’s Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 120 days after the Effective Date, whichever is later.

Amedisys shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. The Code of Conduct shall be distributed at least annually to all Covered Persons.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

2. Policies and Procedures. Amedisys has implemented written Policies and Procedures regarding the operation of its compliance program. Within 90 days after the Effective Date, Amedisys shall supplement its written Policies and Procedures to include any additional compliance program requirements outlined in this CIA and any material Federal health care program requirements that are not otherwise already contained in Amedisys’s existing Policies and Procedures.

Within 90 days after the Effective Date, the Policies and Procedures shall be distributed to all Covered Persons. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least annually (and more frequently, if appropriate), Amedisys shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, a description of the revisions shall be communicated to all affected Covered Persons and any revised Policies and Procedures shall be made available to all Covered Persons.

C. Training and Education

1. General Training. Within 90 days after the Effective Date, Amedisys shall provide at least one hour of General Training to each Covered Person. This training, at a minimum, shall explain Amedisys’s:

a.	CIA requirements; and

b.	Compliance Program, including the Code of Conduct.

New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.

2. Specific Training. Within 90 days after the Effective Date, each Relevant Covered Person shall receive at least two hours of Specific Training in addition to the General Training required above. This Specific Training shall include a discussion of:

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a.	the Federal health care program requirements regarding the accurate coding and submission of home health claims;

b.	policies, procedures, and other requirements applicable to the documentation of medical records;

c.	the personal obligation of each individual involved in the claims submission process to ensure that such claims are accurate;

d.	applicable reimbursement statutes, regulations, and program requirements and directives;

e.	the legal sanctions for violations of the Federal health care program requirements; and

f.	examples of proper and improper claims submission practices.

New Relevant Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Relevant Covered Persons, or within 90 days after the Effective Date, whichever is later.

After receiving the initial Specific Training described in this section, each Relevant Covered Person shall receive at least one hour of Specific Training, in addition to the General Training, in each subsequent Reporting Period.

3. Board Member Training. Within 90 days after the Effective Date, Amedisys shall provide at least two hours of training to each member of the Board of Directors, in addition to the General Training. This training shall address the responsibilities of board members and corporate governance.

New members of the Board of Directors shall receive the Board Member Training described above within 30 days after becoming a member or within 90 days after the Effective Date, whichever is later.

4. Certification. Each individual who is required to attend training shall certify, in writing or in electronic form, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Compliance Officer (or designee) shall retain the certifications, along with all course materials.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

5. Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area.

6. Update of Training. Amedisys shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during internal audits or the Claims Review, and any other relevant information.

7. Computer-based Training. If Amedisys chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training. In addition, if Amedisys chooses to provide computer-based General or Specific training, all applicable requirements to provide a number of “hours” of trainings in this Section may be met with respect to computer-based training by providing the required number of “normative” hours as that term is used in the computer-based training industry.

D. Internal Risk Evaluation and Mitigation Program

1. Amedisys has developed and implemented numerous compliance risk evaluation and mitigation procedures. Amedisys shall, within 6 months after the Effective Date, develop an internal Risk Evaluation and Mitigation Program (REM Program) that shall contain, at a minimum, the following elements:

a.	an identification of the material Medicare compliance risk areas for Amedisys’s home health services, based upon internal compliance audits, matters submitted to Amedisys’s Disclosure Program, IRO reviews, and other appropriate internal risk assessments (Risk Evaluation);

b.	a risk mitigation plan that outlines risk mitigation activities that will be performed and tracked for each risk identified in the Risk Evaluation (Risk Mitigation Plan); and

c.	a system that monitors and tracks the implementation of the Risk Mitigation Plan (Monitoring System) to confirm that the specified mitigation activities are implemented and the results are reported to the Compliance Officer.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

2. Amedisys, at its discretion, may retain the services of an independent consultant to assist with the development of or modifications to the REM Program.

3. The REM Program shall be reviewed by an independent reviewer, as discussed below in Section III.E and Appendix B.

E. Review Procedures

1.	General Description

a.	Engagement of Independent Review Organization. Within 90 days after the Effective Date, Amedisys shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform the reviews listed in this Section III.E. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

b.	Retention of Records. The IRO and Amedisys shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Amedisys) related to the reviews.

2.	Reviews

a. Claims Review. The IRO shall review Amedisys’s home health coding, billing, and claims submission to the Medicare program and the reimbursement received (Claims Review) and shall prepare a Claims Review Report, as outlined in Appendix B to this CIA, which is incorporated by reference. For each Reporting Period, the IRO shall randomly select ten home health care centers to assess and review. The ten home health care centers selected for the Reporting Period shall be known as the “Subject Facilities.”

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

b. REM Program Review. The IRO shall review Amedisys’s REM Program and shall prepare a REM Program Review Report, as outlined in Appendix B to this CIA, which is incorporated by reference. Amedisys may engage an IRO to review the REM Program that is different from the IRO engaged to perform the Claims Review.

3. Unallowable Cost Review. If applicable, for the first Reporting Period, the IRO shall conduct a review of Amedisys’s compliance with the unallowable cost provisions of the Settlement Agreement. The IRO shall determine whether Amedisys has complied with its obligations not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from the United States, or any state Medicaid program. This unallowable costs analysis shall include, but not be limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Amedisys or any affiliates. To the extent that such cost reports, cost statements, information reports, or payment requests, even if already settled, have been adjusted to account for the effect of the inclusion of the unallowable costs, the IRO shall determine if such adjustments were proper. In making this determination, the IRO may need to review cost reports and/or financial statements from the year in which the Settlement Agreement was executed, as well as from previous years.

4. Unallowable Cost Review Report. The IRO shall prepare a report based upon the Unallowable Cost Review performed (Unallowable Cost Review Report). The Unallowable Cost Review Report shall include the IRO’s findings and supporting rationale regarding the Unallowable Cost Review and whether Amedisys has complied with its obligation not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from such payor.

5. Validation Review. In the event OIG has reason to believe that: (a) Amedisys’s Claims Review or Unallowable Cost Review fails to conform to the requirements of this CIA; or (b) the IRO’s findings or Claims Review or Unallowable Cost Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the Claims Review or Unallowable Cost Review complied with the requirements of the CIA and/or the findings or Claims Review or Unallowable

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Cost Review results are inaccurate (Validation Review). Amedisys shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of Amedisys’s final Annual Report shall be initiated no later than one year after Amedisys’s final submission (as described in Section II) is received by OIG.

Prior to initiating a Validation Review, OIG shall notify Amedisys of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, Amedisys may request a meeting with OIG to: (a) discuss the results of any Claims Review or Unallowable Cost Review submissions or findings; (b) present any additional information to clarify the results of the Claims Review or Unallowable Cost Review or to correct the inaccuracy of the Claims Review or Unallowable Cost Review; and/or (c) propose alternatives to the proposed Validation Review. Amedisys agrees to provide any additional information as may be requested by OIG under this Section III.E.5 in an expedited manner. OIG will attempt in good faith to resolve any Claims Review or Unallowable Cost Review issues with Amedisys prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

6. Independence and Objectivity Certification. The IRO shall include in its report(s) to Amedisys a certification that the IRO has (a) evaluated its professional independence and objectivity with respect to the reviews conducted under this Section III.E and (b) concluded that it is, in fact, independent and objective, in accordance with the requirements specified in Appendix A to this CIA.

F. Disclosure Program

Amedisys has established a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Amedisys’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Amedisys shall continue to appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall continue to emphasize a nonretribution, nonretaliation policy, and shall continue to include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt

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of a disclosure, the Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Amedisys shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Compliance Officer (or designee) shall maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews.

G. Ineligible Persons

1.	Definitions. For purposes of this CIA:

a.	an “Ineligible Person” shall include an individual or entity who:

i. is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

ii. has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b.	“Exclusion Lists” include:

i. the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and

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ii. the General Services Administration’s System for Award Management (available through the Internet at http://www.sam.gov).

2. Screening Requirements. Amedisys shall continue to ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.

a.	Amedisys shall continue to screen all prospective Covered Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

b.	Amedisys shall screen all Covered Persons against the Exclusion Lists within 90 days after the Effective Date and on a monthly basis thereafter.

c.	Amedisys shall implement a policy requiring all Covered Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

Nothing in Section III.G affects Amedisys’s responsibility to refrain from (and liability for) billing Federal health care programs for items or services furnished, ordered, or prescribed by excluded persons. Amedisys understands that items or services furnished, ordered or prescribed by excluded persons are not payable by Federal health care programs and that Amedisys may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Amedisys meets the requirements of Section III.G.

3. Removal Requirement. If Amedisys has actual notice that a Covered Person has become an Ineligible Person, Amedisys shall remove such Covered Person from responsibility for, or involvement with, Amedisys’s business operations related to the Federal health care programs and shall remove such Covered Person from any position for which the Covered Person’s compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Covered Person is reinstated into participation in the Federal health care programs.

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4. Pending Charges and Proposed Exclusions. If Amedisys has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Covered Person’s employment or contract term or, Amedisys shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or any claims submitted to any Federal health care program.

H. Notification of Government Investigation or Legal Proceedings

Within 30 days after discovery, Amedisys shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Amedisys conducted or brought by a governmental entity or its agents involving an allegation that Amedisys has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Amedisys shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

I. Repayment of Overpayments

1. Definition of Overpayments. For purposes of this CIA, an “Overpayment” shall mean the amount of money Amedisys has received for home health services in excess of the amount due and payable under any Federal health care program requirements.

2. Repayment of Overpayments

a.

If, at any time, Amedisys identifies or learns of any Overpayment, Amedisys shall repay the Overpayment to the appropriate payor (e.g., Medicare contractor) within 60 days after identification of the Overpayment and take remedial steps within 90 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring. If not yet quantified, within 60

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days after identification, Amedisys shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed. Notification and repayment to the payor shall be done in accordance with the payor’s policies.

b.	Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures.

J. Reportable Events

1. Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

a.	a substantial Overpayment;

b.	a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized;

c.	the employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.G.1.a; or

d.	the filing of a bankruptcy petition by Amedisys.

A Reportable Event may be the result of an isolated event or a series of occurrences.

2. Reporting of Reportable Events. If Amedisys determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Amedisys shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.

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3. Reportable Events under Section III.J.1.a. For Reportable Events under Section III.J.1.a, the report to OIG shall be made within 30 days of the identification of the Overpayment, and shall include:

a.	a description of the steps taken by Amedisys to identify and quantify the Overpayment;

b.	a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

c.	a description of Amedisys’s actions taken to correct the Reportable Event; and

d.	any further steps Amedisys plans to take to address the Reportable Event and prevent it from recurring.

Within 60 days of identification of the Overpayment, Amedisys shall provide OIG with a copy of the notification and repayment (if quantified) to the payor required in Section III.I.2.

4. Reportable Events under Section III.J.1.b and c. For Reportable Events under Section III.J.1.b and III.J.1.c, the report to OIG shall include:

a.	a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

b.	a description of Amedisys’s actions taken to correct the Reportable Event;

c.	any further steps Amedisys plans to take to address the Reportable Event and prevent it from recurring; and

d.	if the Reportable Event has resulted in an Overpayment, a description of the steps taken by Amedisys to identify and quantify the Overpayment.

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5. Reportable Events under Section III.J.1.d. For Reportable Events under Section III.J.1.d, the report to the OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program authorities implicated.

6. Reportable Events Involving the Stark Law. Notwithstanding the reporting requirements outlined above, any Reportable Event that involves only a probable violation of section 1877 of the Social Security Act, 42 U.S.C. §1395nn (the Stark Law) should be submitted by Amedisys to the Centers for Medicare & Medicaid Services (CMS) through the self-referral disclosure protocol (SRDP), with a copy to the OIG. The requirements of Section III.I.2 that require repayment to the payor of any identified Overpayment within 60 days shall not apply to any Overpayment that may result from a probable violation of only the Stark Law that is disclosed to CMS pursuant to the SRDP. If Amedisys identifies a probable violation of the Stark Law and repays the applicable Overpayment directly to the CMS contractor, then Amedisys is not required by this Section III.J to submit the Reportable Event to CMS through the SRDP.

IV.	SUCCESSOR LIABILITY; CHANGES TO BUSINESS UNITS OR LOCATIONS

A. Sale of Business, Business Unit or Location.

In the event that, after the Effective Date, Amedisys proposes to sell any or all of its home health business, business units or locations (whether through a sale of assets, sale of stock, or other type of transaction) that are subject to this CIA, Amedisys shall notify OIG of the proposed sale at least 30 days prior to the sale of its business, business unit or location. This notification shall include a description of the business, business unit or location to be sold, a brief description of the terms of the sale, and the name and contact information of the prospective purchaser. This CIA shall be binding on the purchaser as it relates to the acquired business, business unit or location, unless otherwise determined and agreed to in writing by the OIG.

B. Change or Closure of Business, Business Unit or Location

In the event that, after the Effective Date, Amedisys changes home health locations or closes a home health business, business unit or location related to the furnishing of items or services that may be reimbursed by Federal health care programs, Amedisys shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change or closure of the business, business unit or location.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

C. Purchase or Establishment of New Business, Business Unit or Location

In the event that, after the Effective Date, Amedisys purchases or establishes a new home health business, business unit or location related to the furnishing of items that may be reimbursed by Federal health care programs, Amedisys shall notify OIG at least 30 days prior to such purchase or the operation of the new business, business unit or location. This notification shall include the address of the new business, business unit or location, phone number, fax number, the location’s Medicare and state Medicaid program provider number and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which Amedisys currently submits claims. Each new home health business, business unit or location and all Covered Persons at each new home health business, business unit or location shall be subject to the applicable requirements of this CIA, unless otherwise agreed to in writing by the OIG.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

V.	IMPLEMENTATION AND ANNUAL REPORTS

A. Implementation Report

Within 120 days after the Effective Date, Amedisys shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1. the name, address, phone number, and position description of the Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Compliance Officer may have;

2. the names and positions of the members of the Compliance Committee required by Section III.A;

3. the names of the Board members who are responsible for satisfying the Board of Directors compliance obligations described in Section III.A.3;

4. the names of the Covered Administrators and the identity of their respective home health care center who are responsible for satisfying the Management Accountability and Certifications described in Section III.A.4;

5. a copy of Amedisys’s Code of Conduct required by Section III.B.1;

6. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG upon request);

7. a summary of all Policies and Procedures required by Section III.B (copies of the Policies and Procedures shall be made available to OIG upon request);

8. the following information regarding each type of training required by Section III.C:

a.	a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions;

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

b.	the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be made available to OIG upon request.

9. a description of the Disclosure Program required by Section III.F;

10. the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; (c) information to demonstrate that the IRO has the qualifications outlined in Appendix A to this CIA; (d) a summary and description of any and all current and prior engagements and agreements between Amedisys and the IRO; and (e) a certification from the IRO regarding its professional independence and objectivity with respect to Amedisys;

11. a description of the process by which Amedisys fulfills the requirements of Section III.G regarding Ineligible Persons;

12. a list of all of Amedisys’s home health locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare and state Medicaid program provider number and/or supplier number(s); the name and address of each Medicare and state Medicaid program contractor to which Amedisys currently submits claims; and the name of the Administrator for the location;

13. a description of Amedisys’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and

14. the certifications required by Section V.C.

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B. Annual Reports

Amedisys shall submit to OIG annually a report with respect to the status of, and findings regarding, Amedisys’s compliance activities for each of the five Reporting Periods (Annual Report). Each Annual Report shall include, at a minimum:

1. any change in the identity, position description, or other noncompliance job responsibilities of the Compliance Officer and any change in the membership of the Compliance Committee described in Section III.A;

2. the dates of each report made by the Compliance Officer to the Board (written documentation of such reports shall be made available upon request);

3. the Board resolution required by Section III.A.3;

4. the number of individuals required to execute the Covered Administrator certification required by Section III.A.4; the percentage of individuals who did not execute, or were unable to execute, the certification and the reasons therefore; and, if applicable, an explanation of the efforts by Amedisys to overcome the exceptions;

5. a summary of any changes or amendments to Amedisys’s Code of Conduct required by Section III.B.1 and the reason for such changes, along with a copy of the revised Code of Conduct;

6. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be made available to OIG upon request);

7. a summary of any significant changes or amendments to the Policies and Procedures required by Section III.B and the reasons for such changes (e.g., change in contractor policy);

8. the following information regarding each type of training required by Section III.C:

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a.	a description of the initial and annual training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions;

b.	the number of individuals required to complete the initial and annual training, the percentage of individuals who actually completed the initial and annual training, and an explanation of any exceptions.

A copy of all training materials and the documentation to support this information shall be made available to OIG upon request;

8. in the first Annual Report, a description of the REM Program, and, in the remaining Annual Reports, a summary of any significant changes to the REM Program;

9. a complete copy of all reports prepared pursuant to Section III.E, along with a copy of the IRO’s engagement letter;

10. Amedisys’s response to the reports prepared pursuant to Section III.E, along with corrective action plan(s) related to any issues raised by the reports;

11. a summary and description of any and all current and prior engagements and agreements between Amedisys and the IRO (if different from what was submitted as part of the Implementation Report);

12. a certification from the IRO regarding its professional independence and objectivity with respect to Amedisys;

13. a summary of Reportable Events (as defined in Section III.J) identified during the Reporting Period and the status of any corrective action relating to all such Reportable Events;

14. a report of the aggregate Overpayments that have been returned to the Federal health care programs. Overpayment amounts shall be broken down into the following categories: inpatient Medicare, outpatient Medicare, Medicaid (report each applicable state separately, if applicable), and other Federal health care programs. Overpayment amounts that are routinely reconciled or adjusted pursuant to policies and procedures established by the payor do not need to be included in this aggregate Overpayment report;

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15. a summary of the disclosures in the disclosure log required by Section III.F that relate to Federal health care programs (the complete disclosure log shall be made available to OIG upon request);

16. any changes to the process by which Amedisys fulfills the requirements of Section III.G regarding Ineligible Persons;

17. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.H. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

18. a description of all changes to the most recently provided list of Amedisys’s locations (including addresses) as required by Section V.A.12; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare and state Medicaid program provider number(s) and/or supplier number(s); and the name and address of each Medicare and state Medicaid program contractor to which Amedisys currently submits claims; and

19. the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 90 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

C. Certifications

The Implementation Report and each Annual Report shall include a certification by the Compliance Officer that:

1. to the best of his or her knowledge, except as otherwise described in the report, Amedisys is in compliance with all of the requirements of this CIA;

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2. he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful; and

3. to the best of his or her knowledge, Amedisys has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs.

D. Designation of Information

Amedisys shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Amedisys shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI.	NOTIFICATIONS AND SUBMISSION OF REPORTS

Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:

Administrative and Civil Remedies Branch

Office of Counsel to the Inspector General

Office of Inspector General

U.S. Department of Health and Human Services

Cohen Building, Room 5527

330 Independence Avenue, S.W.

Washington, DC 20201

Telephone: 202.619.2078

Facsimile: 202.205.0604

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

Amedisys:

Jeffrey D. Jeter

Chief Compliance Officer

Amedisys, Inc.

5959 South Sherwood Forest Boulevard

Baton Rouge, Louisiana 70816

Telephone: 225.292.2031

Facsimile: 225.292.8163

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt. Upon request by OIG, Amedisys may be required to provide OIG with an electronic copy of each notification or report required by this CIA in searchable portable document format (pdf), in addition to a paper copy.

VII.	OIG INSPECTION, AUDIT, AND REVIEW RIGHTS

In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of Amedisys’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Amedisys’s locations for the purpose of verifying and evaluating: (a) Amedisys’s compliance with the terms of this CIA; and (b) Amedisys’s compliance with the requirements of the Federal health care programs. The documentation described above shall be made available by Amedisys to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Amedisys’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Amedisys shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Amedisys’s employees may elect to be interviewed with or without a representative of Amedisys present.

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VIII.	DOCUMENT AND RECORD RETENTION

Amedisys shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs and to compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.

IX.	DISCLOSURES

Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Amedisys prior to any release by OIG of information submitted by Amedisys pursuant to its obligations under this CIA and identified upon submission by Amedisys as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Amedisys shall have the rights set forth at 45 C.F.R. § 5.65(d).

X.	BREACH AND DEFAULT PROVISIONS

Amedisys is expected to fully and timely comply with all of its CIA obligations.

A. Stipulated Penalties for Failure to Comply with Certain Obligations

As a contractual remedy, Amedisys and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Amedisys fails to establish and implement any of the following obligations as described in Section III:

a.	a Compliance Officer;

b.	a Compliance Committee;

c.	the Board of Directors and Covered Administrators compliance obligations;

d.	a written Code of Conduct;

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e.	written Policies and Procedures;

f.	the training of Covered Persons, Relevant Covered Persons, and Board Members;

g.	the REM Program;

h.	a Disclosure Program;

i.	Ineligible Persons screening and removal requirements;

j.	notification of Government investigations or legal proceedings; and

k.	reporting of Reportable Events.

2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Amedisys fails to engage and use an IRO, as required in Section III.E, Appendix A, and Appendix B.

3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Amedisys fails to submit the Implementation Report or any Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Amedisys fails to submit any Claims Review Report, the REM Program Review Report, or Unallowable Cost Review Report in accordance with the requirements of Section III.E and Appendix B.

5. A Stipulated Penalty of $1,500 for each day Amedisys fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Amedisys fails to grant access.)

6. A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of Amedisys as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

7. A Stipulated Penalty of $1,000 for each day Amedisys fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Amedisys stating the specific grounds for its determination that Amedisys has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Amedisys shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after Amedisys receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1- 6 of this Section.

B. Timely Written Requests for Extensions

Amedisys may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Amedisys fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Amedisys receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C. Payment of Stipulated Penalties

1. Demand Letter. Upon a finding that Amedisys has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Amedisys of: (a) Amedisys’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties. (This notification shall be referred to as the “Demand Letter.”)

2. Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Amedisys shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Amedisys elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Amedisys cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

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3. Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.

4. Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Amedisys has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D. Exclusion for Material Breach of this CIA

1. Definition of Material Breach. A material breach of this CIA means:

a.	a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

b.	a failure by Amedisys to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.J;

c.	a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or

d.	a failure to engage and use an IRO in accordance with Section III.E, Appendix A, and Appendix B.

2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Amedisys constitutes an independent basis for Amedisys’s exclusion from participation in the Federal health care programs. Upon a determination by OIG that Amedisys has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Amedisys of: (a) Amedisys’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion. (This notification shall be referred to as the “Notice of Material Breach and Intent to Exclude.”)

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3. Opportunity to Cure. Amedisys shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a.	Amedisys is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b.	the alleged material breach has been cured; or

c.	the alleged material breach cannot be cured within the 30 day period, but that: (i) Amedisys has begun to take action to cure the material breach; (ii) Amedisys is pursuing such action with due diligence; and (iii) Amedisys has provided to OIG a reasonable timetable for curing the material breach.

4. Exclusion Letter. If, at the conclusion of the 30 day period, Amedisys fails to satisfy the requirements of Section X.D.3, OIG may exclude Amedisys from participation in the Federal health care programs. OIG shall notify Amedisys in writing of its determination to exclude Amedisys. (This letter shall be referred to as the “Exclusion Letter.”) Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Amedisys’s receipt of the Exclusion Letter. The exclusion shall have national effect. Reinstatement to program participation is not automatic. After the end of the period of exclusion, Amedisys may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E. Dispute Resolution

1. Review Rights. Upon OIG’s delivery to Amedisys of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Amedisys shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Amedisys was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Amedisys shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Amedisys to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Amedisys requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.

3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a.	whether Amedisys was in material breach of this CIA;

b.	whether such breach was continuing on the date of the Exclusion Letter; and

c.	whether the alleged material breach could not have been cured within the 30-day period, but that: (i) Amedisys had begun to take action to cure the material breach within that period; (ii) Amedisys has pursued and is pursuing such action with due diligence; and (iii) Amedisys provided to OIG within that period a reasonable timetable for curing the material breach and Amedisys has followed the timetable.

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For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Amedisys, only after a DAB decision in favor of OIG. Amedisys’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Amedisys upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Amedisys may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Amedisys shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Amedisys, Amedisys shall be reinstated effective on the date of the original exclusion.

4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.	EFFECTIVE AND BINDING AGREEMENT

Amedisys and OIG agree as follows:

A. This CIA shall become final and binding on the date the final signature is obtained on the CIA.

B. This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA.

C. OIG may agree to a suspension of Amedisys’s obligations under this CIA based on a certification by Amedisys that it is no longer providing health care items or services that will be billed to any Federal health care program and that it does not have any ownership or control interest, as defined in 42 U.S.C. §1320a-3, in any entity that bills any Federal health care program. If Amedisys is relieved of its CIA obligations, Amedisys will be required to notify OIG in writing at least 30 days in advance if Amedisys plans to resume providing health care items or services that are billed to any Federal health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program. At such time, OIG shall evaluate whether the CIA will be reactivated or modified.

D. The undersigned Amedisys signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatories represent that they are signing this CIA in their official capacities and that they are authorized to execute this CIA.

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E. This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

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ON BEHALF OF AMEDISYS, INC.

/s/ Ronald A. LaBorde	4.22.14
RONALD A. LABORDE	DATE
President and Interim Chief Executive Officer On behalf of Amedisys, Inc.

/s/ Paul B. Murphy	4.22.14
PAUL B. MURPHY	DATE
King & Spalding, LLP
Counsel for Amedisys, Inc.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

ON BEHALF OF AMEDISYS HOLDING, LLC

/s/ Ronald A. LaBorde	4.22.14
RONALD A. LABORDE	DATE
President and Interim Chief Executive Officer
On behalf of Amedisys Holding, LLC

/s/ Paul B. Murphy	4.22.14
PAUL B. MURPHY	DATE
King & Spalding, LLP
Counsel for Amedisys Holding, LLC

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL

OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

/s/ Robert K. DeConti	4.22.14
ROBERT K. DECONTI	DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U. S. Department of Health and Human Services

/s/ Sarah K. Kessler	4.22.14
SARAH K. KESSLER	DATE
Associate Counsel
Office of Inspector General
U. S. Department of Health and Human Services

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

APPENDIX A

INDEPENDENT REVIEW ORGANIZATION

This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.E of the CIA.

A. IRO Engagement

1. Amedisys shall engage an IRO (or IROs) that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below. The IRO shall conduct the review in a professionally independent and objective fashion, as set forth in Paragraph D. Within 30 days after OIG receives the information identified in Section V.A.10 of the CIA or any additional information submitted by Amedisys in response to a request by OIG, whichever is later, OIG will notify Amedisys if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Amedisys may continue to engage the IRO.

2. If Amedisys engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Appendix. If a new IRO is engaged, Amedisys shall submit the information identified in Section V.A.10 of the CIA to OIG within 30 days of engagement of the IRO. Within 30 days after OIG receives this information or any additional information submitted by Amedisys at the request of OIG, whichever is later, OIG will notify Amedisys if the IRO is unacceptable. Absent notification from OIG that the IRO is unacceptable, Amedisys may continue to engage the IRO.

B. IRO Qualifications

The IRO shall:

1. assign individuals to conduct the Claims Review, Risk Evaluation and Mitigation Program Review (REM Program Review), and Unallowable Cost Review, if applicable who have expertise in the billing, coding, reporting, and other requirements of home health claims and in the general requirements of the Federal health care program(s) from which Amedisys seeks reimbursement;

2. assign individuals to design and select the Claims Review sample who are knowledgeable about the appropriate statistical sampling techniques;

3. assign individuals to design and perform the REM Program Review who are knowledgeable about Medicare compliance risk evaluation and mitigation in home health;

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Appendix A

4. assign individuals to conduct the coding review portions of the Claims Review who have a nationally recognized coding certification and who have maintained this certification (e.g., completed applicable continuing education requirements); and

5. have sufficient staff and resources to conduct the reviews required by the CIA on a timely basis.

C. IRO Responsibilities

The IRO shall:

1. perform each Claims Review, REM Program Review, and Unallowable Cost review, if applicable in accordance with the specific requirements of the CIA;

2. follow all applicable Medicare rules and reimbursement guidelines in making assessments in the Claims Review and REM Program Review;

3. if in doubt of the application of a particular Medicare policy or regulation, request clarification from the appropriate authority (e.g., Medicare contractor);

4. respond to all OIG inquires in a prompt, objective, and factual manner; and

5. prepare timely, clear, well-written reports that include all the information required by Appendix B to the CIA.

D. IRO Independence and Objectivity

The IRO must perform the Claims Review and REM Program Review in a professionally independent and objective fashion, as defined in the most recent Government Auditing Standards issued by the United States Government Accountability Office.

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Appendix A

E. IRO Removal/Termination

1. Provider and IRO. If Amedisys terminates its IRO or if the IRO withdraws from the engagement during the term of the CIA, Amedisys must submit a notice explaining its reasons for termination or the reason for withdrawal to OIG no later than 30 days after termination or withdrawal. Amedisys must engage a new IRO in accordance with Paragraph A of this Appendix and within 60 days of termination or withdrawal of the IRO.

2. OIG Removal of IRO. In the event OIG has reason to believe the IRO does not possess the qualifications described in Paragraph B, is not independent and objective as set forth in Paragraph D, or has failed to carry out its responsibilities as described in Paragraph C, OIG may, at its sole discretion, require Amedisys to engage a new IRO in accordance with Paragraph A of this Appendix. Amedisys must engage a new IRO within 60 days of termination of the IRO.

Prior to requiring Amedisys to engage a new IRO, OIG shall notify Amedisys of its intent to do so and provide a written explanation of why OIG believes such a step is necessary. To resolve any concerns raised by OIG, Amedisys may present additional information regarding the IRO’s qualifications, independence or performance of its responsibilities. OIG will attempt in good faith to resolve any differences regarding the IRO with Amedisys prior to requiring Amedisys to terminate the IRO. However, the final determination as to whether or not to require Amedisys to engage a new IRO shall be made at the sole discretion of OIG.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

Appendix A

APPENDIX B

I.	CLAIMS REVIEW

A. Claims Review. The IRO shall perform the Claims Review annually to cover each of the five Reporting Periods. The IRO shall perform all components of each Claims Review.

1. Definitions. For the purposes of the Claims Review, the following definitions shall be used:

a.	Overpayment: The amount of money Amedisys has received in excess of the amount due and payable under any Federal health care program requirements, as determined by the IRO in connection with the claims reviews performed under this Appendix B, and which shall include any extrapolated Overpayments determined in accordance with Section A.3 of this Appendix B.

b.	Paid Claim: A claim submitted by Amedisys and for which Amedisys has received reimbursement from Medicare.

c.	Population: The Population shall be defined as all Paid Claims for the Subject Facilities during the 12-month period covered by the Claims Review.

d.	Error Rate: The Error Rate shall be the percentage of net Overpayments identified in the sample. The net Overpayments shall be calculated by subtracting all underpayments identified in the sample from all gross Overpayments identified in the sample. (Note: Any potential cost settlements or other supplemental payments should not be included in the net Overpayment calculation. Rather, only underpayments identified as part of the Discovery Sample shall be included as part of the net Overpayment calculation.)

The Error Rate is calculated by dividing the net Overpayment identified in the sample by the total dollar amount associated with the Paid Claims in the sample.

e.	Home Health Care Center: All Amedisys’ locations using the same provider number.

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Appendix B

2. Discovery Sample. The IRO shall randomly select and review a sample of 30 Paid Claims from each of the Subject Facilities, for a total of 300 Paid Claims (Discovery Sample). The Paid Claims shall be reviewed based on the supporting documentation available to Amedisys or under Amedisys’s control and applicable billing and coding regulations and guidance to determine whether the claim was correctly coded, submitted, and reimbursed.

If the Error Rate (as defined above) for the Discovery Sample is less than 5%, no additional sampling is required, nor is the Systems Review required. (Note: The guidelines listed above do not imply that this is an acceptable error rate. Accordingly, Amedisys should, as appropriate, further analyze any errors identified in the Discovery Sample. Amedisys recognizes that OIG or other HHS component, in its discretion and as authorized by statute, regulation, or other appropriate authority may also analyze or review Paid Claims included, or errors identified, in the Discovery Sample or any other segment of the universe.)

3. Full Sample. If the Discovery Sample indicates that the Error Rate is 5% or greater, the IRO shall select an additional sample of Paid Claims from the Subject Facilities (Full Sample) using commonly accepted sampling methods. The Paid Claims selected for the Full Sample shall be reviewed based on supporting documentation available to Amedisys or under Amedisys’s control and applicable billing and coding regulations and guidance to determine whether the claim was correctly coded, submitted, and reimbursed. For purposes of calculating the size of the Full Sample, the Discovery Sample may serve as the probe sample, if statistically appropriate. Additionally, the IRO may use the Paid Claims sampled as part of the Discovery Sample, and the corresponding findings for those Paid Claims, as part of its Full Sample, if: (1) statistically appropriate and (2) the IRO selects the Full Sample Paid Claims using the seed number generated by the Discovery Sample. The findings of the Full Sample shall be used by the IRO to estimate the actual Overpayment in the Population with a 90% confidence level and with a maximum relative precision of 25% of the point estimate. OIG, in its sole discretion, may refer the findings of the Full Sample (and any related workpapers) received from Amedisys to the appropriate Federal health care program payor (e.g., Medicare contractor), for appropriate follow-up by that payor.

4. Systems Review. If Amedisys’s Discovery Sample identifies an Error Rate of 5% or greater, Amedisys’s IRO shall also conduct a Systems Review. The Systems Review shall consist of the following:

a.	a review of Amedisys’s billing and coding systems and processes relating to claims submitted to Federal health care programs (including, but not limited to, the operation of the billing system, the process by which claims are coded, safeguards to ensure proper coding, claims submission and billing; and procedures to identify and correct inaccurate coding and billing);

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b.	for each claim in the Discovery Sample and Full Sample that resulted in an Overpayment, the IRO shall review the system(s) and process(es) that generated the claim and identify any problems or weaknesses that may have resulted in the identified Overpayments. The IRO shall provide its observations and recommendations on suggested improvements to the system(s) and the process(es) that generated the claim.

5. Other Requirements.

a.	Supplemental Materials. The IRO shall request all documentation and materials required for its review of the Paid Claims selected as part of the Discovery Sample or Full Sample (if applicable), and Amedisys shall furnish such documentation and materials to the IRO prior to the IRO initiating its review of the Discovery Sample or Full Sample (if applicable). If the IRO accepts any supplemental documentation or materials from Amedisys after the IRO has completed its initial review of the Discovery Sample or Full Sample (if applicable) (Supplemental Materials), the IRO shall identify in the Claims Review Report the Supplemental Materials, the date the Supplemental Materials were accepted, and the relative weight the IRO gave to the Supplemental Materials in its review. In addition, the IRO shall include a narrative in the Claims Review Report describing the process by which the Supplemental Materials were accepted and the IRO’s reasons for accepting the Supplemental Materials.

b.	Paid Claims without Supporting Documentation. Any Paid Claim for which Amedisys cannot produce any documentation to support the Paid Claim shall be considered an error and the total reimbursement received by Amedisys for such Paid Claim shall be deemed an Overpayment. Replacement sampling for Paid Claims with missing documentation is not permitted.

c.	Use of First Samples Drawn. For the purposes of all samples (Discovery Sample(s) and Full Sample(s)) discussed in this Appendix, the Paid Claims selected in each first sample shall be used (i.e., it is not permissible to generate more than one list of random samples and then select one for use with the Discovery Sample or Full Sample).

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

Appendix B

6. Repayment of Identified Overpayments. Amedisys shall repay within 30 days any Overpayment(s) identified in the Discovery Sample, regardless of the Error Rate, and (if applicable) the Full Sample, including the IRO’s estimate of the actual Overpayment in the Population as determined in accordance with Section A.3 above, in accordance with payor refund policies. Amedisys shall make available to OIG all documentation that reflects the refund of the Overpayment(s) to the payor.

B. Claims Review Report. The IRO shall prepare a Claims Review Report as described in this Appendix for each Claims Review performed. The following information shall be included in the Claims Review Report for each Discovery Sample and Full Sample (if applicable).

1. Claims Review Methodology.

a.	Claims Review Population. A description of the Population subject to the Claims Review.

b.	Claims Review Objective. A clear statement of the objective intended to be achieved by the Claims Review.

c.	Source of Data. A description of the specific documentation relied upon by the IRO when performing the Claims Review (e.g., medical records, physician orders, certificates of medical necessity, requisition forms, local medical review policies (including title and policy number), CMS program memoranda (including title and issuance number), Medicare carrier or intermediary manual or bulletins (including issue and date), other policies, regulations, or directives).

d.	Review Protocol. A narrative description of how the Claims Review was conducted and what was evaluated.

e.	Supplemental Materials. A description of any Supplemental Materials as required by A.5.a., above.

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Appendix B

2. Statistical Sampling Documentation.

a.	A copy of the printout of the random numbers generated by the “Random Numbers” function of the statistical sampling software used by the IRO.

b.	A copy of the statistical software printout(s) estimating how many Paid Claims are to be included in the Full Sample, if applicable.

c.	A description or identification of the statistical sampling software package used to select the sample and determine the Full Sample size, if applicable.

3. Claims Review Findings.

a.	Narrative Results

i. A description of Amedisys’s billing and coding system(s), including the identification, by position description, of the personnel involved in coding and billing.

ii. A narrative explanation of the IRO’s findings and supporting rationale (including reasons for errors, patterns noted, etc.) regarding the Claims Review, including the results of the Discovery Sample, and the results of the Full Sample (if any).

b.	Quantitative Results

i. Total number and percentage of instances in which the IRO determined that the Paid Claims submitted by Amedisys (Claim Submitted) differed from what should have been the correct claim (Correct Claim), regardless of the effect on the payment.

ii. Total number and percentage of instances in which the Claim Submitted differed from the Correct Claim and in which such difference resulted in an Overpayment to Amedisys.

iii. Total dollar amount of all Overpayments in the Discovery Sample and the Full Sample (if applicable).

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iv. Total dollar amount of Paid Claims included in the Discovery Sample and the Full Sample and the net Overpayment associated with the Discovery Sample and the Full Sample.

v. Error Rate in the Discovery Sample and the Full Sample.

vi. A spreadsheet of the Claims Review results that includes the following information for each Paid Claim: Federal health care program billed, beneficiary health insurance claim number, date of service, code submitted (e.g., DRG, CPT code, etc.), code reimbursed, allowed amount reimbursed by payor, correct code (as determined by the IRO), correct allowed amount (as determined by the IRO), dollar difference between allowed amount reimbursed by payor and the correct allowed amount.

vii. If a Full Sample is performed, the methodology used by the IRO to estimate the actual Overpayment in the Population and the amount of such Overpayment.

c.	Recommendations. The IRO’s report shall include any recommendations for improvements to Amedisys’s billing and coding system based on the findings of the Claims Review.

4. Systems Review Findings. The IRO shall prepare a Systems Review Report based on the Systems Review performed (if applicable) that shall include the IRO’s observations, findings, and recommendations regarding:

a.	the strengths and weaknesses in Amedisys’s billing systems and processes;

b.	the strengths and weaknesses in Amedisys’s coding systems and processes; and

c.	possible improvements to Amedisys’s billing and coding systems and processes to address the specific problems or weaknesses that resulted in the identified Overpayments.

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Appendix B

5. Credentials. The names and credentials of the individuals who: (1) designed the statistical sampling procedures and the review methodology utilized for the Claims Review and (2) performed the Claims Review.

II.	RISK EVALUATION AND MITIGATION PROGRAM REVIEW

A. Risk Evaluation and Mitigation Program Review. The applicable IRO shall perform the Risk Evaluation and Mitigation Program Review (REM Program Review) annually to cover all Reporting Periods. The IRO shall perform all components of each REM Program Review.

B. Elements. The REM Program Review shall consist of the following:

1. a review of the processes by which Amedysis develops its Risk Evaluation and Risk Mitigation Plan, including the sources of information used to develop each; and a determination of whether Amedisys has identified the material Medicare compliance risk areas;

2. an assessment of whether, in developing the Risk Evaluation and Risk Mitigation Plan, additional or different sources or types of data or information should be utilized; and a determination of whether risk mitigation activities are appropriate to address identified risk areas;

3. a review of the experience and background of the persons responsible for development of the Risk Evaluation and the Risk Mitigation Plan and an assessment of the completeness and appropriateness of the training, policies, procedures, standard operating procedures, and guidance such individual receives regarding the development of each; and

4. an assessment of whether the Monitoring System adequately and effectively monitors and tracks the activities identified in the Risk Mitigation Plan to ensure that such activities are implemented and the results reported to the Compliance Officer.

C. REM Program Review Report. The IRO shall prepare a report based upon REM Program Review (REM Program Review Report). The REM Program Review Report will include:

1. the IRO’s findings, observations, and recommendations as outlined in Section II.B above; and

2. the names and credentials of the individuals who performed the REM Program Review.

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Appendix B

D. Access. No later than 120 days before the end of each Reporting Period, Amedisys shall provide the IRO with full access to the REM Program to permit the REM Program Review.

Amedisys, Inc. and Amedisys Holding, LLC Corporate Integrity Agreement

Appendix B